Exhibit 5.2

[Letterhead of Pillsbury Winthrop LLP]

January 26, 2005

Cascade Natural Gas Corporation

222 Fairview Avenue North

Seattle, WA  98109

Ladies and Gentlemen:

                Cascade Natural Gas Corporation, a Washington corporation (the “Company”) has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (Registration No. 333-69516) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to up to $150,000,000 maximum aggregate offering price of securities, which was declared effective by the Commission on October 11, 2001.  On January 25, 2005, the Company issued and sold $30,000,000 principal amount of its 5.25% Insured Quarterly Notes due February 1, 2035 (the “Notes”) pursuant to the Company’s Indenture, dated as of August 1, 1992, with The Bank of New York, as trustee (as amended and supplemented, including by the Second Supplemental Indenture, dated as of January 25, 2005, establishing the terms of the Notes, the “Indenture”).

                In connection with the issuance and sale of the Notes by the Company, we have reviewed originals (or copies certified or otherwise identified to our satisfaction) of the Registration Statement, the Restated Articles of Incorporation and Restated Bylaws of the Company as in effect on the date hereof, the Indenture, a specimen of the Notes, corporate and other documents, records and papers and certificates of public officials.  In connection with such review, we have assumed the genuineness of all signatures, the conformity to the originals of the documents submitted to us as certified or photostatic copies, the authenticity of the originals of such documents and all documents submitted to us as originals and the correctness of all statements of fact contained in all such original documents.  We are members of the Bar of the State of New York and, for purposes of this opinion, do not hold ourselves out as experts on the laws of any jurisdiction other than the State of New York.  We have relied upon an opinion of even date herewith of Hillis Clark Martin & Peterson, P.S., counsel for the Company, with respect to the due authorization, execution and delivery of the Notes by the Company.

                On the basis of such review, we are of the opinion that the Notes constitute the valid and legally binding obligations of the Company, except as may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or other similar laws affecting enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any proceeding may be brought.

                We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on January 26, 2005.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Pillsbury Winthrop LLP
Pillsbury Winthrop LLP